INDEPENDENT AUDITORS' CONSENT


We consent to the use in this Post-Effective Amendment No. 19 to Registration Statement No. 33-20000 on Form S-6 of The Prudential Variable Appreciable Account of The Prudential Insurance Company of America of our report dated February 15, 1996, relating to the financial statements of Prudential Variable Appreciable Account, and of our report dated March 1, 1996, except for Note 1A, as to which the date is March 10, 1997 relating to the statutory financial statements of The Prudential Insurance Company of America appearing in the Prospectus, which is part of such Registration Statement, and to the reference to us under the heading "Experts" in such Prospectus.




/s/ DELOITTE & TOUCHE LLP


Parsippany, New Jersey
April 25, 1997


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